Exhibit 10.6

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6200 F (732) 537-6480 www.catalent.com

July 24, 2009

Dr. Richard J. Yarwood

[Home Address]

Subject: Separation Agreement and Release

Dear Richard,

The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between Catalent Pharma Solutions, Inc. (“Catalent”) and all of its parents, subsidiaries and affiliated companies (together with Catalent, collectively referred to as the “Catalent Group”) and Richard J. Yarwood (referred to as “You”) concerning your termination of employment with the Catalent Group.

Termination Date You agree that your last day of employment with the Catalent Group will be July 31, 2009 (the “Termination Date”) and following such date you will cease to be an officer or employee of the Catalent Group.

Severance Pay Following the Termination Date, subject to receipt of this fully-executed Agreement, the receipt and non-revocation of the release of claims attached hereto as Appendix A (the “Release”), and your adherence to both the restrictive covenants contained herein and in the Management Equity Subscription Agreement, dated May 7, 2007 by and between PTS Holdings Corp. (“Holdings”) and you (the “MESA”, together with the restrictive covenants contained herein, collectively, the “Restrictive Covenants”), you will be paid an aggregate amount of £587,714 in severance (“Severance Benefits”), payable in equal monthly installments for a twenty-four (24) month period commencing following the Termination Date. Severance Benefits consists of an aggregate amount which represents two (2) times your average base salary as computed by Catalent for the prior twenty-four (24) consecutive month period (£525,000), two (2) times you annual car allowance (£26,000) and two (2) times your annual pension allowance (£36,714).

Continuation of Welfare Benefits/Perquisites Following the Termination Date, in addition to the severance pay described above, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, for a period of twenty-four (24) consecutive months following the Termination Date, you are entitled to continue to participate in such group life, disability, accident, hospital and medical insurance plans, in accordance with the terms thereof, as from time to time may be in effect.

UK Pension Plan

You may be entitled to receive benefits under the Cardinal Health Retirement and Death Benefit Plan in accordance with the terms and conditions of the plan.

PTS Equity Compensation Plan

With respect to the 1,231.920 shares of common stock of Holdings (“PTS Shares”) that you previously purchased, you will continue to hold all such shares subject to the terms and conditions of the MESA and the Securityholders Agreement, dated as of May 7, 2007, among Holdings and the other parties thereto (the “Securityholders Agreement”).

With respect to the options to purchase PTS Shares (the “Options”) subject to your nonqualified stock option agreement, dated as of May 7, 2007 (the “Option Agreement”), you will have 90 days from the Termination Date to exercise 60% of the shares (i.e., 1099 shares) subject to your Time Option (as defined in the Option Agreement). The remaining 40% of the shares subject to your Time Option, as well as 100% of the shares subject to your Performance Option and Exit Option (each, as defined in your Option Agreement) will be forfeited as of the Termination Date and you will not be able to exercise your option with respect to these shares. If you decide to exercise the portion of your Time Option that is exercisable, any shares that you receive upon such exercise will be subject to the terms and conditions of the MESA and the Securityholders Agreement, including the call rights set forth in Section 4.2 of the MESA.

Transition Procedure

You agree to (i) continue to conduct your activities in a professional manner and to cooperate with Catalent in all reasonable ways to achieve a smooth transition and resolution to any open items on which you were working, (ii) not intentionally injure any member of the Catalent Group in any way relating to company property or personnel, (iii) refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between the Catalent Group and its employees, customers, suppliers or others, and (iv) turn over any company property including proprietary information in your possession including, but not limited to, all credit cards, prescription cards, office or warehouse keys, supplies or equipment, all company documents and all copies thereof.

Restrictive Covenants

You agree and acknowledge that you will continue to be subject to the covenants not to compete, not to solicit and not to disclose confidential information contained in the MESA as well as the following provisions:

Confidentiality

For purposes of this Agreement, “proprietary information” shall mean any information relating to the business of Catalent or any of its subsidiaries that has not previously been publicly released by duly authorized representatives of Catalent and shall include (but shall not be limited to) company information encompassed in all research, product development, designs, plans, formulations and formulating techniques, proposals, marketing and sales plans, financial information, costs, pricing information, strategic business plans, customer information, and all methods, concepts, or ideas in or reasonably related to the business of Catalent and its subsidiaries.

You agree to regard and preserve as confidential all proprietary information pertaining to Catalent’s business that has been or may be obtained by you in the course of your employment with the Catalent Group, whether you have such information in your memory or in writing or other physical form. You will not, without prior written authority from Catalent to do so, use for your benefit or purposes, or disclose to any other person, firm, partnership, corporation or other entity, either during the term of your employment or thereafter, any proprietary information connected with the business or developments of Catalent and its subsidiaries, except as required in connection with the performance by you of your duties and responsibilities as an employee of the Catalent Group. This provision shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

Removal and Return of Documents or Objects

You agree not to remove from the premises of Catalent and its subsidiaries any document (regardless of the medium on which it is recorded), object, computer program, computer source code, object code or data (the “Documents”) containing or reflecting any proprietary information of Catalent. You recognize that all such Documents, whether developed by you or by someone else, are the exclusive property of Catalent.

You shall promptly return all property in the your possession belonging to the Company and their subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or its subsidiaries’ or affiliates’ businesses. In addition, you shall promptly return all electronic documents or records relating to the Company or any of its subsidiaries or affiliates that you may have saved to any such laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if you stored any information relating to the Company on a personal computer or other storage device, you shall permanently delete all such information; provided, however, that, prior to deleting that information, you shall print out one copy and provide it to the Company.

Non-Competition

You agree that for a period of two years from the date hereof, you will not in any way, directly or indirectly, manage, operate, control, solicit officers or employees of Catalent and its subsidiaries, accept employment a directorship or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than one percent (1%) of the outstanding shares of a corporation’s stock which is listed on a national securities exchange) any enterprise which competes or shall compete with Catalent and its subsidiaries, by engaging in or otherwise carrying on the research, development, manufacture or sale of any product of any type developed, manufactured or sold by Catalent or any subsidiary thereof, whether now or hereafter (to the extent that any such product is under consideration by the Board of Directors of Catalent (the “Board”) at the time your employment terminates or is terminated).

Corporate Opportunities

You agree you will not take any action which might divert from Catalent or any subsidiary of Catalent any opportunity which would be within the scope of any of the present or future businesses of Catalent or any of its subsidiaries (which future businesses are then under consideration by the Board), the loss of which has or would have had, in the reasonable judgment of the Board, an adverse effect upon Catalent, unless the Board has given prior written approval.

Relief

It is understood and agreed by and between the parties hereto that the services rendered by you, and the rights and privileges granted to Catalent by you hereunder, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by you of any of the provisions contained in this Agreement will cause Catalent great irreparable injury and damage.

You hereby expressly agree that Catalent shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by you. You further expressly agree that in the event you breach the non-competition provisions or the confidentiality provisions of this Agreement, the balance of any payments due under this Agreement shall be forfeited by you.

These provisions shall not, however, be construed as a waiver of any of the rights Catalent may have for damages or otherwise.

Notwithstanding anything herein to the contrary, in the event of any conflict between the aforementioned terms and the terms of Sections 6.1 and 6.2 of the MESA, the terms contained herein shall govern.

Intellectual Property

You agree to take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Catalent’s expense (but without further remuneration) to assist Catalent in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Catalent’s rights in its inventions, patent applications and other intellectual property. If Catalent is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint Catalent and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

Officer and Directorships

You agree to resign from your position as a director and/or officer of the entities listed in Appendix B.

No Additional Payments

The severance payments, rights and benefits described in this Agreement will be the only such payments, rights and benefits you are to receive as a result of your termination of employment and you agree you are not entitled to any additional payments, rights or benefits not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of Catalent or any of its subsidiaries. Any payments, rights or benefits received under this Agreement will not be taken into account for purposes of determining benefits under any employee benefit plan of Catalent or any of its subsidiaries, except to the extent required by law, or as otherwise expressly provided by the terms of such plan.

Litigation and Regulatory Cooperation

You agree to cooperate fully with Catalent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Catalent that relate to events or occurrences that transpired during your employment with Catalent. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Catalent at mutually convenient times. In scheduling your time to prepare for discovery or trial, Catalent shall attempt to minimize interference with any other employment obligations that you may have. You also will cooperate with Catalent in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Catalent. Catalent will reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation and regulatory cooperation provided after the Termination Date. This provision will survive the termination of this Agreement.

Deduction; Withholding; Set-Off

Notwithstanding any other provision of this Agreement, any payments or benefits hereunder will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Catalent reasonably determines it should withhold pursuant to any applicable law or regulation. The amounts due and payable under this Agreement will at all times be subject to the right of set-off, counterclaim or recoupment for any amounts or debts incurred and owed by you to Catalent whether during your employment or after the Termination Date.

Compliance with IRC Section 409A

To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Agreement to your termination of employment will be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. Catalent will consult with you in good faith regarding the implementation of the provisions of this section; provided that neither Catalent nor any of its employees or representatives will have any liability to you with respect to thereto.

Review of Agreement and Release

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement and the Release with counsel of your choice. Your execution of this Agreement and Release establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement and the Release, and that you were given at least 21 days to consider whether or not to sign. You may sign this Agreement and the Release before the end of the 21-day period and you agree that if you decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, if immaterial, does not restart the running of the 21-day period. You will have 7 days from the date that you sign this Agreement and the Release to revoke the Release and to change your mind, in which case this Agreement and the Release will be ineffective and of no legal force. If you so revoke the Agreement and the Release, then there will be no obligation on the part of Catalent to pay you any severance or provide you with any other benefits and you agree to repay to Catalent any such severance or other benefits previously paid or provided to you.

Modifications/Severability

This Agreement, the MESA and the Securityholders Agreement constitute the entire understanding of the parties on the subjects covered, and supersede any and all previous agreements on these subjects, including the Employment Agreement, dated as of February 1, 1998, between you and RP. Sherer Corporation, as amended from time to time, including January 18, 2000 and May 25, 2000 amendments (the “Employment Agreement”) (other than Sections 5, 6 and 7 of the Employment Agreement, which provisions are restated herein under the heading “Restrictive Covenants”). The parties agree that this Agreement will not be terminated or modified except in writing signed by you and Catalent. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement will remain in full force and effect and will be enforced according to their terms.

Full Compliance

You acknowledge and agree that Catalent’s agreement to provide severance and other benefits under this Agreement is expressly contingent upon your full compliance with the provisions of this Agreement and the MESA and Securityholders Agreement, to the extent applicable.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and the Release and this Agreement and the Release will accrue to the benefit of and may be enforced by Catalent and its successors and assigns.

Governing Law

You agree that all questions concerning the intention, validity or meaning of this Agreement and the Release will be construed and resolved according to the laws of the State of Delaware. You also designate the Superior Court of Somerset County, New Jersey as the court of competent jurisdiction and venue for any actions or proceedings related to this Agreement and the Release, and hereby irrevocably consents to such designation, jurisdiction and venue.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

I believe the foregoing accurately reflects the terms of your severance from Catalent, and ask that you sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement and the Release to me by August 14, 2009, otherwise, I will assume that you reject this offer and it will no longer be available to you.

Sincerely,

John Chiminski

President & Chief Executive Officer

/s/ John Chiminski	Date	September 2, 2009
Agreed to:

/s/ Richard J. Yarwood	Date	August 10, 2009
Richard J. Yarwood

APPENDIX A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this          day of                     , 2009, by and between Catalent Pharma Solutions, Inc. (the “Company”) and Richard J. Yarwood (the “Executive”).

The Executive and the Company agree as follows:

1.        The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, will terminate on July 31, 2009 (the “Termination Date”).

2.        In consideration of the payments, rights and benefits provided for in the Separation Agreement, dated July 24, 2009 (the “Separation Agreement”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; the New Jersey Conscientious Employee Protection Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.

3.        The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to Harry Weininger, SVP, Human Resources, by hand or mail (signature of receipt required), and this Release shall not become effective or enforceable, and neither the Company nor any other person is obligated to provide any benefits to the Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If the Executive has not returned the signed Release by August 14, 2009, then the offer of payments set forth in the Separation Agreement will expire by its own terms at such time.

4.        This Release does not release the Released Parties from (i) any obligations due to the Executive under the Separation Agreement or under this Release, (ii) any vested rights the Executive has under the Company’s employee pension benefit and welfare benefit plans or (iii) any rights of the Executive under the Management Equity Subscription Agreement, dated as of May 7, 2007, by and between PTS Holdings Corp. (“Holdings”) and the Executive and the Securityholders Agreement, dated as of May 7, 2007, among Holdings and the other parties thereto.

5.        This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

6.        The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

7.        The Executive agrees not to engage in any act after execution of the Release that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of Released Parties.

8.        The Executive shall continue to be bound by the Restrictive Covenants (as defined in the Separation Agreement).

9.        This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

10.        This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.        Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

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12.        The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement. The parties to this Release have executed this Release as of the day and year first written above.

CATALENT PHARMA SOLUTIONS, INC.	RICHARD J. YARWOOD

By:
Title:

APPENDIX B

Richard Yarwood

Director and Officer Positions

as of 22 July 2009

Company	Position

Catalent Pharma Solutions, Inc.	Group President, Sterile Technologies
Catalent USA Paintball, Inc.	Group President, Sterile Technologies
Catalent Pharma Solutions, LLC	Group President, Sterile Technologies
Catalent US Holding I, LLC	Director
Catalent USA Woodstock, Inc.	Group President, Sterile Technologies
Catalent USA Packaging, Inc.	Group President, Sterile Technologies
Catalent France Limoges Holding S.A.S.	President & Chairman
Catalent France Limoges S.A.S.	President & Chairman
Catalent Japan K.K.	Director
Catalent Netherlands Holding B.V.	Managing Director
Catalent Cosmetics AG	Director & Chairman
Catalent Belgium Holding S.A.	Director
Catalent Belgium S.A.	Director
Ingel Technologies Limited	Director
Catalent Pharma Solutions Limited	Director & Company Secretary
Catalent U.K. Swindon Encaps Limited	Director
Catalent U.K. Swindon Holding I Limited	Director
Catalent U.K. Swindon Zydis Limited	Director
Catalent U.K. Stockport Limited	Director
Catalent U.K. Stockport Holding Limited	Director
Catalent U.K. Swindon Holding II Limited	Director